Exhibit 10-P-2

Amendment dated as of January 1, 2012 to
the Consulting Agreement between Ford Motor Company and Edsel B. Ford II

     This Amendment to the Consulting Agreement by and between Edsel B. Ford II ("Edsel Ford") and Ford Motor Company (the "Company") (the "Amendment"), which Amendment was reviewed and approved by the Nominating and Governance Committee of the Company's Board of Directors at its December 2011 meeting, is dated as of January 1, 2012.
     Whereas, by a letter agreement dated January 13, 1999 (the "Consulting Agreement"), Edsel Ford and the Company entered into an agreement whereby Edsel Ford agreed to serve as a representative of and a consultant to the Company on the terms and conditions outlined therein;
     Whereas, the Company and Edsel Ford recently reviewed Edsel Ford's performance under the Consulting Agreement, the substantial benefits realized by the Company resulting from Edsel Ford's activities on behalf of the Company, and the benefits to be realized by the Company in the future from Edsel Ford's continuing performance under the Consulting Agreement;
       Now, therefore, for good and valuable consideration, the Company and Edsel Ford hereby agree to amend the Consulting Agreement as follows:

1.	The consultation and representation of Edsel Ford shall be under the direction of an officer of the Company as may be designated from time to time by the Company.

2.	Effective January 1, 2012, the Company will pay Edsel Ford at the rate of $650,000 per year, payable quarterly in arrears in cash.

3.	In all other respects, the Consulting Agreement, as amended hereby, shall remain in full force and effect.

Ford Motor Company	Edsel B. Ford II

/s/ Peter J. Sherry, Jr.	/s/ Edsel Ford